Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of Great Ajax Corp. of our report dated September 22, 2014, relating to the balance sheet of Great Ajax Corp. as of March 31, 2014, and of our report dated March 26, 2015, relating to the consolidated financial statements of Great Ajax Corp. as of December 31, 2014, and for the period from January 30, 2014 (date of inception) through December 31, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

March 26, 2015